Exhibit (D)(2)

PORTFOLIO MANAGEMENT CONTRACT

[Insert Money Manager’s Name Here]

and

Frank Russell Investment Management Company

Effective Date:	__________, 2005
Termination Date:	April 30, 2007

Portfolio Management Contract, February, 2006

PORTFOLIO MANAGEMENT CONTRACT

Dated ________________________________, 2005.

Between:

Frank Russell Investment Management Company (“FRIMCo”), as fiduciary for Frank Russell Investment Company (“FRIC”) and Russell Investment Funds (“RIF”) (collectively referred to herein as the “Investment Company”); and

____________________________ (“Money Manager”).

WHEREAS, FRIMCo acts as the advisor and administrator of FRIC pursuant to the terms of an Advisory Agreement and an Administrative Agreement. FRIMCo acts as the manager of RIF pursuant to the terms of a Management Agreement. FRIMCo is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Investment Company Act of 1940 (the “Act”). Investment Company, a Massachusetts business trust, is a diversified open-end management investment company registered as an investment company under the Act and is subject to the rules and regulations promulgated thereunder (the “Rules”). The Investment Company is a “series” company. The Investment Company issues shares evidencing beneficial interests in separate investment portfolios, each with different investment objectives and policies (individually, a “Fund” and collectively, the “Funds”).

WHEREAS, FRIMCo is responsible for the day-to-day management and administration of the Investment Company and for the coordination of investment of each Fund’s assets in portfolio securities. However, specific portfolio purchases and sales for each Fund’s investment portfolio, or a portion thereof, are to be made by portfolio management organizations selected and appointed by FRIMCo, subject to the pre-approval of the Board of Trustees of the Investment Company (the “Board”).

Now, therefore, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1. Appointment as a Money Manager. FRIMCo, being duly authorized, hereby appoints and employs Money Manager as a discretionary money manager to the Fund(s) of FRIC and/or RIF as designated on Exhibit A, on the terms and conditions set forth herein, for those assets of the Fund(s) which FRIMCo, as a fiduciary for Investment Company, determines to assign to Money Manager (those assets being referred to for the Fund(s) individually and collectively as the “Fund Account”). This appointment and employment shall not apply to FRIC or RIF if Exhibit A designates that this Contract is not applicable to either FRIC or RIF.

Portfolio Management Contract, February, 2006

Portfolio Management Contract

2. Acceptance of Appointment. Money Manager accepts the appointment as a discretionary money manager and agrees to manage the Fund Account in accordance with the terms and conditions of this Contract.

3. Standard of Performance. The Money Manager shall exercise all due diligence and vigilance in carrying out its functions, powers and duties under this Contract including the degree of care, diligence and skill that a reasonably prudent manager would exercise under the circumstances.

4. Portfolio Management Services of Money Manager.

(a)	Money Manager is hereby employed and authorized to select portfolio securities for investment by the Fund Account, to determine to purchase and sell securities of the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with this Contract, including Exhibit B hereto (as amended from time to time).

(b)	In providing portfolio management services to and in exercising any investment discretion for the Fund Account, Money Manager shall be subject to and shall comply with:

(i)	The Act, the Rules and any other requirement of state or federal laws including the rules, regulations and policy statements approved or issued by the Securities and Exchange Commission thereunder and all applicable securities laws in the jurisdiction where the Money Manager is located or in which the Fund Account invests, as amended from time to time (collectively, “Relevant Law”),

(ii)	The Investment Guidelines (as defined in Section 5) of the Fund Account furnished pursuant to Section 5,

(iii)	This Contract,

(iv)	The investment restrictions, objectives, strategies and policies set forth in the then current prospectus and statement of additional information of the Fund(s), as amended from time to time (the “Disclosure Documents”),

(v)	The supervision and control of the Board,

(vi)	Such specific instructions as the Board or FRIMCo may adopt and communicate to Money Manager, and

(vii)	Any other instructions from FRIMCo.

Money Manager shall immediately notify FRIMCo if it is unable to comply with any of the foregoing.

Portfolio Management Contract, February, 2006

Portfolio Management Contract

(c)	Money Manager shall monitor its compliance with the Investment Guidelines and the Disclosure Documents at all times and shall report to FRIMCo immediately any transactions or holdings that may be in violation of the Investment Guidelines or the Disclosure Documents. Money Manager shall have the sole obligation to correct any violation of the Investment Guidelines or Disclosure Documents and shall reimburse FRIMCo, the Fund(s) or Fund Account for any and all losses, costs or damages resulting from such violation if such violation was due to the negligence of the Money Manager.

(d)	If for any reason which is beyond the control of the Money Manager, including market movements, contributions to or withdrawals from the Fund Account or a change in the nature of any investment (whether through change in business activity or credit rating), the Fund Account ceases to comply with the Investment Guidelines or the Disclosure Documents, then the Money Manager must promptly remedy the non-compliance.

(e)	FRIMCo may, at any time, instruct Money Manager in the performance of Money Manager’s functions. Money Manager is not required to act on any instructions which it knows would violate Relevant Law, provided it advises FRIMCo in writing and provides reasonable detail regarding the reason(s) for noncompliance.

(f)	At FRIMCo’s reasonable request, Money Manager will consult with FRIMCo, with respect to any decision made by it with respect to the investments of the Fund Account.

(g)	FRIMCo, in its sole discretion, may authorize a withdrawal from the Fund Account in cash or in assets of the Fund Account. Money Manager must use reasonable endeavors to satisfy such instruction promptly.

(h)	FRIMCo must advise Money Manager of any additional money made available for investment and management pursuant to this Contract, prior to transfer into the Fund Account’s account at the Custodian.

(i)	Money Manager shall not consult with any other money manager acting as a sub-advisor to the Investment Company concerning transactions of the Fund in securities or other assets in the Fund Account managed by Money Manager other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

Portfolio Management Contract, February, 2006

Portfolio Management Contract

5. Investment Objectives, Policies and Restrictions. FRIMCo shall provide Money Manager with a statement of the investment objectives and policies of the Fund Account and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), and with the Disclosure Documents. FRIMCo retains the right, on written notice to Money Manager from FRIMCo, to modify the Investment Guidelines in any manner at any time and Money Manager shall comply with the amended Investment Guidelines in accordance with the timelines established for such change. The Investment Guidelines, as amended from time to time, are hereby incorporated into this Contract.

6. Transaction Procedures.

(a)	All transactions in the assets of the Fund Account will be consummated by payment to or delivery by State Street Bank & Trust Company (State Street or any successor custodian identified in writing by FRIMCo to Money Manager, the “Custodian”), or such depositories, or agents, as may be designated by the Custodian, as custodian for the Investment Company, of all cash and/or securities due to or from the Fund Account. Money Manager shall not have possession or custody of any assets of the Fund Account.

(b)	Money Manager shall advise Custodian and confirm in writing to FRIMCo all investment orders for the Fund Account placed by it with brokers and dealers at the time and in the manner and as set forth in Exhibit B hereto (as amended from time to time) and shall reconcile its Fund Account records to the month end statements from the Custodian within the later of ten (10) business days following month end or three (3) business days after receipt and resolve any differences with the Custodian. Money Manager will provide copies of these monthly reconciliations to FRIMCo if requested.

(c)	FRIMCo shall cause the Investment Company to issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by Money Manager. Investment Company shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and upon giving proper instructions to the Custodian, Money Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

7. Brokerage. Subject to the provisions of this Section 7 and any restrictions described in Section 4, Money Manager shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by Money Manager, and for the selection of the markets on/in which the transaction will be executed.

(a)

In doing so, the Money Manager’s primary objective shall be to seek to select a broker-dealer that can be expected to obtain the best net price and execution for the Investment Company. However, this responsibility shall not be deemed to obligate the Money Manager to solicit competitive bids for each transaction; and Money Manager shall

Portfolio Management Contract, February, 2006

Portfolio Management Contract

have no obligation to seek the lowest available commission cost to Investment Company, so long as Money Manager believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker or dealer can be expected to obtain the best price on a particular transaction and that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available by the broker to Money Manager viewed in terms of either that particular transaction or of Money Manager’s overall responsibilities with respect to its clients, including the Investment Company, as to which Money Manager exercises investment discretion, notwithstanding that Investment Company may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge Investment Company a lower commission on the particular transaction.

(b)	FRIMCo shall retain the right to request that transactions giving rise to brokerage commissions, in an amount to be agreed upon by FRIMCo and Money Manager, shall be executed by brokers and dealers which provide brokerage or research services to FRIMCo, or as to which an ongoing relationship will be of value to FRIMCo in its management of the Fund(s), which services and relationship may, but need not, be of direct benefit to the Fund Account, so long as: (i) Money Manager believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker or dealer can be expected to obtain the best price on a particular transaction; and (ii) FRIMCo determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to FRIMCo for the benefit of its clients for which it exercises investment discretion, notwithstanding that the Fund Account may not be the direct or exclusive beneficiary of any such service or that another broker may be willing to charge a lower commission on the particular transaction.

(c)	Money Manager agrees that it will not execute any portfolio transactions with a broker or dealer which is an “affiliated person” (as defined in the Act) of the Money Manager or FRIMCo except pursuant to Investment Company’s Board approved 17e-1 Polices and Procedures for Affiliated Brokerage Transactions. FRIMCo agrees that it will provide Money Manager with a list of brokers and dealers that are “affiliated persons” of FRIMCo.

(d)	On occasions when the Money Manager deems the purchase or sale of a security or futures contract to be in the best interest of the Investment Company as well as other advisory clients of the Money Manager, the Money Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Money Manager in the manner the Money Manager considers to be the most equitable and consistent with its fiduciary obligations to the Investment Company and to such other clients.

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Portfolio Management Contract

(e)	Money Manager may execute all documents and agreements with brokers and dealers for the purposes of managing the Fund Accounts provided that: (i) the Money Manager does not contravene the Investment Guidelines or Disclosure Documents; and (ii) should the Money Manager aggregate transactions of the Fund Account with other client accounts managed by the Money Manager, any liability or amounts due from other client accounts will not be attributable or chargeable to the Fund Account.

(f)	As used in this Section 7, “brokerage and research services” shall have the meaning defined in Section 28(e)(3) of the Securities Exchange Act of 1934.

8. Exercise of Voting Rights. Unless FRIMCo gives written instructions to the contrary, Money Manager shall not vote any proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested and will promptly forward any proxies it may receive as directed by FRIMCo. If FRIMCo expressly directs Money Manager in writing to vote a proxy in Money Manager’s discretion, Money Manager shall vote such proxies solely in the best interests of the Investment Company’s shareholders and in accordance with applicable state and federal law, statutes, rules and regulations governing the voting of proxies by registered investment advisers, investment companies and fiduciaries. If Money Manager requests that FRIMCo vote a proxy in a specified manner, such request by Money Manager, which shall not be binding upon FRIMCo, shall be made solely in accordance with the foregoing standards applicable to Money Manager’s discretionary voting of proxies. Each such request shall be accompanied by information satisfactory to FRIMCo explaining the requested vote which information shall set forth any interest, direct or indirect, of Money Manager in the outcome of the vote. In connection with each such request, Money Manager shall be deemed to have made a representation to FRIMCo and the Investment Company that such request has been made in compliance with this Section 8 and that all information provided in connection with such request is accurate and complete in all material respects.

9. Reports and Records.

(a)	Money Manager shall:

(i)	Maintain on behalf of the Investment Company the records listed in Exhibit C hereto (as amended from time to time).

(ii)	Provide, upon request, information which is complete and accurate in all material respects to the extent the necessary information is within the reasonable control of Money Manager, as to the making of, and return on, the investments in the Fund Account and as is necessary to enable FRIMCo to assess the capability of the Money Manager to manage the investments of the Fund Account, and otherwise to comply with Relevant Law.

Portfolio Management Contract, February, 2006

Portfolio Management Contract

(iii)	Keep the Fund Account under review and confer with FRIMCo as FRIMCo may reasonably request regarding the investment and management of the Fund Account.

(iv)	Provide FRIMCo with such periodic reports concerning the status of the Fund Account as FRIMCo may from time to time reasonably request.

(v)	With the consent of FRIMCo, or as required by law upon notice to FRIMCo, give any information and assistance and make available any records relating to the Fund Account reasonably required by the auditors of the Fund, or to any other governmental or regulatory authority or as required by law or any court of competent jurisdiction.

(vi)	Promptly provide to FRIMCo any other information required by Investment Company to fulfill Investment Company’s obligation under its Master Trust Agreement or any Relevant Law and complete returns to regulatory authorities, including taxation authorities, and, if requested by FRIMCo, promptly provide the information required by FRIMCo and/or Investment Company to fulfill its obligations.

(vii)	Provide access to, and a copy of, the accounts and other records relating to the Fund Account whenever reasonably requested by FRIMCo to any person duly authorized by FRIMCo.

(viii)	Within ten (10) business days of each calendar quarter end, Money Manager’s compliance officer shall complete and deliver a compliance questionnaire to FRIMCo, certifying that no material breaches of policy or procedures have occurred in relation to the Fund Account.

(b)	FRIMCo shall provide Money Manager with such periodic reports concerning the status of the Fund Account as Money Manager may from time to time reasonably request.

10. Fees for Services. The compensation of Money Manager for its services under this Contract shall be calculated and paid by FRIMCo, acting as a fiduciary for Investment Company, in accordance with the attached Exhibit D (which may include multiple exhibits covering different fee schedules for different Funds, as agreed between the parties from time to time). To the extent that the Investment Company, as principal, has discharged or been relieved of its duty to pay over to FRIMCo, by reason of its payment to FRIMCo, in its capacity as a fiduciary for Investment Company, any or all amounts payable to the Money Manager, the Money Manager agrees to look solely to FRIMCo for payment of amounts payable to Money Manager hereunder. Money Manager hereby agrees to contact the Secretary of the Investment Company if payment is not received from FRIMCo. Money Manager shall account to FRIMCo for any monetary benefit, fee or commission received by it or any affiliate in relation to the investment of the Fund Account.

Portfolio Management Contract, February, 2006

Portfolio Management Contract

11. Other Investment Activities of Money Manager. FRIMCo acknowledges that Money Manager, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (“Affiliated Accounts”). Subject to the provisions of Section 3 hereof, FRIMCo agrees that Money Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from advice given or the timing or nature of action taken with respect to the Fund Account, provided that Money Manager acts in good faith, and provided, further, that it is Money Manager’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund Account and any specific investment restrictions applicable thereto. FRIMCo acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which may involve the Fund Account or otherwise. Money Manager shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and FRIMCo shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Fund Account or otherwise.

12. Certificate of Authority. From time to time, each party shall provide to the other and/or to a third party as directed by the other party a certified list of officers and employees who are authorized to act on its behalf (the “Authorized Persons”). Each party may rely on any instruction that it reasonably believes to have been given by an Authorized Person. Exhibit F sets forth those persons who are authorized to: (a) execute this Contract and any amendments to the Contract; and (b) amend the Investment Guidelines. Each party may amend its list of Authorized Persons upon written notice to the other party.

13. Limitation of Liability. Money Manager shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Contract, or in accordance with (or in the absence of) specific directions or instructions from FRIMCo; provided, however, that such acts or omissions shall not have resulted from Money Manager’s willful misfeasance, bad faith or negligence, violation of the standard of care established by and applicable to Money Manager in its actions under this Contract, or breach of its duty or of its obligations hereunder. Notwithstanding the foregoing, federal and state securities laws (and ERISA, if applicable) impose liability under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Investment Company and/or FRIMCo may have under federal or state securities laws of the United States of America or under any other applicable law (including ERISA, if applicable).

Portfolio Management Contract, February, 2006

Portfolio Management Contract

14. Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Contract, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Money Manager understands that the holdings, performance or any other information regarding the Fund Account managed by the Money Manager is the property of the Investment Company and FRIMCo and may be used by the Investment Company and FRIMCo in their discretion. Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except: (i) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (ii) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (iii) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

Neither party will make use of any Confidential Information except as expressly authorized in this Contract or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (i) it received rightfully from another party prior to its receipt from the disclosing party; (ii) the disclosing party discloses generally without any obligation of confidentiality; (iii) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (iv) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Contract.

15. Assignment. No assignment, as that term is defined in Section 2(a)(4) of the Act, of this Contract shall be made by Money Manager, and this Contract shall terminate automatically in the event that it is assigned. Money Manager shall notify FRIMCo in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable FRIMCo to: (a) consider whether an assignment as defined in Section 2(a)(4) of the Act will occur; (b) take the steps necessary to enter into a new Contract with Money Manager, including obtaining the approval of the Board; and (c) create, file and deliver a supplement to its Disclosure Documents. Money Manager agrees to (a) bear the reasonable expenses of supplementing the Disclosure Documents and any marketing or other materials and of notifying Fund(s) shareholders and regulators of any such assignment by Money Manager or change in control of Money Manager as FRIMCo reasonably deems necessary and (b) bear the reasonable expenses, including meeting fees and travel costs, of a special meeting of the Board if a special meeting of the Board is required to be called to approve any such assignment by Money Manager or change in control of Money Manager.

Portfolio Management Contract, February, 2006

Portfolio Management Contract

16. Representations, Warranties and Agreements of FRIMCo. FRIMCo represents, warrants and agrees that:

(a)	Money Manager has been duly appointed by the Investment Company Board to provide investment services to the Fund Account as contemplated hereby.

(b)	FRIMCo will deliver to Money Manager a true and complete copy of Investment Company’s current Disclosure Documents as effective from time to time, such other documents or instruments governing the investments of Fund Account, and such other information as is necessary for Money Manager to carry out its obligations under this Contract.

(c)	The organization of the Investment Company and the conduct of the business of the Fund(s) and the Fund Account as contemplated by this Contract, complies, and shall at all times comply, with the requirements imposed upon the Investment Company by applicable law.

(d)	It or the Investment Company may be subject to the provisions of the Gramm-Leach Bliley Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and regulations promulgated under each of those Acts, and that it and the Investment Company has compliance procedures in place which are reasonably designed to ensure compliance with all applicable requirements related thereto.

17. Representations, Warranties and Agreements of Money Manager. Money Manager represents, warrants and agrees that:

(a)	Money Manager is registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”) or an “insurance company” as defined in Section 202(a)(12) of the Advisers Act.

(b)	Money Manager will maintain, keep current and preserve on behalf of the Investment Company, in the manner required or permitted by the Act, the records identified in Exhibit C. Money Manager agrees that such records (other than those required by No. 4 of Exhibit C) are the property of the Investment Company, and will be surrendered to the Investment Company promptly upon request.

(c)	Money Manager has adopted, maintains and enforces a written code of ethics complying with the requirements of Rule 17j-1 under the Act, will provide to FRIMCo a copy of the code of ethics and evidence of its adoption, and will make such reports to FRIMCo as required by Rule 17j-1 under the Act.

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Portfolio Management Contract

(d)	If Money Manager is a partnership, Money Manager will notify FRIMCo of any changes in the membership of its partnership within a reasonable time after such change.

(e)	It is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator.

(f)	It maintains insurance coverage in an appropriate amount and shall upon request provide to FRIMCo any information it may reasonably require concerning the amount of or scope of such insurance.

(g)	Money Manager is not, except as set forth in Exhibit E hereto, and will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of FRIMCo or any of its affiliates to employ or engage any person or organization, now or in the future, to manage the Fund Account, any other Investment Company assets, or any other assets managed by FRIMCo or any of its affiliates.

(h)	It may be subject to the provisions of the Gramm-Leach Bliley Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and regulations promulgated under each of those Acts, and that it has compliance procedures in place which are reasonably designed to ensure compliance with all applicable requirements related thereto.

18. Marketing Materials, Trademarks and other Intellectual Property. FRIMCo, and/or its affiliates (collectively “Russell Investment Group”), may use certain identifying information including, but not limited to, trade names, trademarks, service marks, photographs, biographical information and general firm background information (the “Proprietary Materials”) of the Money Manager, in Sales Materials, as defined below, only for the purpose of identifying the Money Manager’s relationship and activities with respect to the Funds. Sales Materials include, but are not limited to, advertisements (such as material published, or designed, for use in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, electronic media, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints, or excerpts of any other advertisement, sale literature, or published article), and educational or training materials. Money Manager hereby warrants that it has the necessary rights to and does hereby grant to the Russell Investment Group, a non-exclusive, limited license to use the Proprietary Materials in the manner set forth herein. Money Manager hereby represents that it has the necessary authorization and has secured any appropriate releases from each individual portfolio manager within its firm who acts as a portfolio manager to Russell Investment Group products to grant the Russell Investment Group permission to use such manager’s photograph and biographical information as provided herein. Money Manager hereby warrants that to the best of its knowledge the

Portfolio Management Contract, February, 2006

Portfolio Management Contract

Proprietary Materials and Russell Investment Group’s use thereof pursuant to this Clause 18 do not infringe the intellectual property rights of any third party and Money Manager hereby indemnifies the Russell Investment Group against any costs, expenses, losses or damages suffered by or payable by the Russell Investment Group arising out of the breach of this warranty. Money Manager’s grant under this Agreement shall extend to Sales Materials distributed by financial intermediaries who have been approved by the Russell Investment Group to distribute Russell Investment Group products. The Russell Investment Group shall not, by virtue of this Agreement, acquire any right, title or interest in or to any of the Proprietary Materials or any associated goodwill of the Money Manager or its affiliates. The Russell Investment Group shall not take any unauthorized action that could infringe, interfere with or diminish the rights, title or interest in the Proprietary Materials or any associated goodwill of the Money Manager or its affiliates (including but not limited to the use of confusingly similar names or marks in connection with the advertisement, marketing or sale of a good or service). The Russell Investment Group shall use appropriate symbols and footnotes to protect the status of such Proprietary Materials in accordance with the Money Manager’s reasonable policies adopted from time to time and provided to Russell Investment Group. Specific details of Russell Investment Group’s requirements are set forth on Exhibit H.

19. Amendment. This Contract may be amended at any time, but only by written agreement between Money Manager and FRIMCo, which amendment, other than amendments to Exhibits B and C, must be approved by the Board in the manner required by the Act. The Investment Guidelines may be amended by specific written instruction from an Authorized Person of FRIMCo to the Money Manager.

20. Effective Date; Term. This Contract shall become effective for the Fund(s) on the effective date set forth on the cover page of this Contract, and shall continue in effect until the termination date set forth on the cover page of this Contract. Thereafter, the Contract shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually by the Board in the manner required by the Act.

21. Termination.

(a)	This Contract may be terminated without the payment of any penalty:

(i)	At any time by FRIMCo or the Investment Company upon written notice to the Money Manager; and

(ii)	By Money Manager upon thirty (30) days written notice to FRIMCo.

(b)	Termination of this Contract does not affect any:

(i)	Transactions properly entered into prior to termination;

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Portfolio Management Contract

(ii)	Claims by Money Manager in respect of accrued management fees and expenses incurred in respect of the period prior to termination; or

(iii)	Other claims which either party may have against the other.

(c)	Promptly after any written notice of any termination of this Contract, Money Manager shall:

(i)	Notify FRIMCo and the Custodian of any transactions that remain unsettled as of the termination date;

(ii)	Notify FRIMCo and the Custodian of any fees, charges and expenses due Money Manager through the termination date;

(iii)	Deliver to FRIMCo (or as FRIMCo directs) copies of all records which may be reasonably required by FRIMCo in respect of the Fund Account; and

(iv)	Provide FRIMCo with a report on the Fund Account as of the termination date, including all transactions in the Fund Account since the last report.

FRIMCo will take all reasonable steps to facilitate the transfer of the Fund Account from Money Manager.

22. Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Contract shall be administered, construed, and enforced according to the laws of the State of Washington excluding the laws relating to conflicts of laws.

23. No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Contract will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

24. Entire Agreement. This Contract contains the entire agreement between the parties with respect to its subject matter. It supersedes all earlier conduct by the parties or prior agreement between the parties with respect to its subject matter.

25. Severance. Any provision of this Contract that is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Contract nor affect the validity or enforceability of that provision in any other jurisdiction.

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Portfolio Management Contract

26. Counterparts. This Contract may be executed in any number of counterparts. All counterparts taken together will be deemed to constitute one document.

27. Notices.

(a)	The Money Manager shall:

(i)	Notify FRIMCo immediately of any instruction given to it pursuant to the terms of this Contract (including the Investment Guidelines) or of any Relevant Law which has not been complied with;

(ii)	Notify FRIMCo immediately of any event having a significant adverse effect on the financial position of the Fund Account, with such particulars as FRIMCo may reasonably require; and

(iii)	Notify FRIMCo immediately if Money Manager is, or if Money Manager is of the opinion that it may soon be, in breach of any of the representations, warranties or agreements set out in this Contract.

(b)	Any notice given under this Contract shall be in writing and shall be sent to the address or facsimile number as set out in Exhibit G or to any other address or facsimile number that either party may specify in writing to the other. A notice shall be deemed to have been delivered:

(i)	In the case of delivery in person or by post or by reputable courier service, when delivered, received or left at the party’s address; and

(ii)	In the case of delivery by facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the number of the recipient.

If delivery or receipt occurs on a day which is not a business day or is later than 4:00 p.m. (local time), it shall be taken to have been duly given at the commencement of the next business day.

28. Master Trust Agreement Limitation of Liability. The Amended and Restated Master Trust Agreement dated August 19, 2002, as amended from time to time, establishing FRIC, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Frank Russell Investment Company means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. The Master Trust Agreement dated July 11, 1996, as amended from time to time, establishing RIF, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Russell Investment Funds means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the

Portfolio Management Contract, February, 2006

Portfolio Management Contract

obligations of FRIMCo hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Investment Company, personally, but shall bind only the trust property of the Investment Company, as provided in each Master Trust Agreement. The execution and delivery of this Contract has been authorized by the Trustees of the Investment Company and signed by an officer of FRIMCo, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Investment Company as provided in each Master Trust Agreement.

Portfolio Management Contract, February, 2006

Portfolio Management Contract

This Portfolio Management Contract is executed effective as of the date set forth on the cover page hereof.

[Insert Money Manager’s Name Here]	Frank Russell Investment Management
Company, as a fiduciary for Investment
Company

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATE:	DATE:

EXHIBITS:	A.	Fund(s) Subject to the Contract
	B.	Operational Procedures (including Schedules 1 and 2)
	C.	Records to be Maintained by the Money Manager
	D.	Fees for Investment Management Services
	E.	Description of Money Manager’s Non-Compete Agreement
	F.	Authorized Persons
	G.	Notice Information
	H.	Proprietary Materials

Portfolio Management Contract, February, 2006

EXHIBIT A

FUNDS SUBJECT TO PORTFOLIO MANAGEMENT CONTRACT

Frank Russell Investment Company:

Russell Investment Funds:

Portfolio Management Contract, February, 2006

EXHIBIT B

OPERATIONAL PROCEDURES

Money Manager shall abide by certain rules and procedures in order to minimize operational problems. Money Manager will be required to have various records and files (as required by regulatory agencies) at their offices. Money Manager will have to maintain a certain flow of information to State Street Bank & Trust Company, the custodian bank for Investment Company (“Custodian”).

Money Manager will be required to furnish the Custodian with daily information as to executed trades. The Custodian should receive this data no later than the morning following the day of the trade. The necessary information should be transmitted to the Custodian: (1) via facsimile machine with a cover sheet including the number of pages sent (the direct line to the facsimile machine is 617-985-3999; alternate number of 617-985-1717); or (2) via an electronic communications system (“System”) approved by the Custodian that meets the following criteria:

•	The System must provide a method by which the Custodian can reasonably ensure that each communication received by it through the System actually originated from Money Manager.

•	Only persons properly authorized by Money Manager’s senior operations officer shall be authorized to access the System and enter information, and Money Manager must employ reasonable procedures to permit only authorized persons to have access to the System.

•	Money Manager will create separate System files containing the daily executed securities trade information with respect to each Fund Account it manages, or Money Manager will transmit separately the trades for each such portfolio.

•	The Custodian, through System or otherwise, will provide to Money Manager prompt certification or acknowledgment of the Custodian’s receipt of each transmission by Money Manager of executed trade information.

•	If the System malfunctions, Money Manager will transmit all trade information via facsimile transmission.

Upon receipt of brokers’ confirmations, Money Manager or the Custodian will be required to notify the other party if any differences exist. The reporting of trades by the Money Manager to the Custodian must include the following:

•	Purchase or Sale

•	Security name

•	Number of shares or principal amount

•	Price per share or bond

•	Commission rate per share or bond, or if a net trade

Portfolio Management Contract, February, 2006

Exhibit B

Operational Procedures

•	Executing broker, including their DTC Fins number

•	Trade date

•	Settlement date

•	Bank Identifier Codes (BIC’s), for international securities only

•	If security is not eligible for DTC

•	This information can be reported using your forms, if applicable

When opening accounts with brokers for Investment Company, the account should be a cash account. No margin accounts are to be maintained. The broker should be advised to use the Custodian IDC’s ID system number (No. 20997) to facilitate the receipt of information by the Custodian. If this procedure is followed, DK problems will be held down to a minimum and additional costs of security trades will not become an important factor in doing business. Delivery and receipt instructions are attached as Schedule 1.

Money Manager will be required to submit to the Custodian a daily trade authorization report, either through a System or, if a facsimile transmission is used, on a form signed by two authorized individuals prior to settlement date and a list of authorized persons with specimen signatures must have previously been sent to the Custodian (see Schedule 2). The daily trade authorization report will contain information on which the Custodian can rely to either accept delivery or deliver out of the account, securities as per Money Manager trades. If facsimile transmission is used, a preprinted form will be supplied to Money Manager by FRIMCo, or Money Manager can use an equivalent form acceptable to the Custodian and FRIMCo.

Portfolio Management Contract, February, 2006

Schedule 1

Mailing Instructions and Delivery Instructions:

Confirmation Instructions (Copy of Broker Advice):

State Street Bank and Trust Company

Mutual Fund Services

1776 Heritage Drive (A4E)

North Quincy, MA 02171

Attn: Fund Name/Fund Number

For the account of Frank Russell Investment Company and/or Russell

Investment Funds

(FUND NAME)

Delivery Instructions:

All DTC Eligible Securities:

Depository Trust Company (DTC)    #997 Custodian Services

                                         #20997 Agent Bank

All Ineligible DTC Securities (i.e., Commercial Paper)

State Street Bank and Trust Company

State Street Boston-Securities Corp.

61 Broadway

Main Concourse Level

New York, NY 10006

“VS Payment” (Federal Funds on Commercial Paper Only)

For the account of Frank Russell Investment Company and/or Russell

Investment Funds

(FUND NAME)

All Government Issues:

Delivered through Book Entry of Federal Reserve Bank to:

State St Bos/Spec/Fund Name/Fund #

(VS Payment Federal Funds)

Foreign Holdings:

Please confer with Brad Payne, State Street Bank,

(Phone: 617-985-5389) to obtain delivery instructions

of the State Street Global Custody Network

Portfolio Management Contract, February, 2006

Schedule 2

EXAMPLE OF AUTHORIZED SIGNATURE LETTER

(To Be Typed on Your Letterhead)

[DATE]

State Street Bank and Trust

Mutual Fund Services

1776 Heritage Drive (A4E)

North Quincy, MA 02171

Attention:	Frank Russell Investment Company and/or Russell Investment Funds

RE:	Persons Authorized to Execute Trades For The ___________________ Fund

The following list of individuals are authorized to execute and report trade instructions on behalf of the Fund. Should there be any changes to the authorized persons listed below, we will notify you immediately of those changes.

NAME	SIGNATURE

Sincerely yours,

[Insert Money Manager’s Name Here]

Portfolio Management Contract, February, 2006

EXHIBIT C

RECORDS TO BE MAINTAINED BY MONEY MANAGER

*1.	A record of each brokerage order, and all other portfolio purchases and sales, given by Money Manager or on behalf of the Investment Company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker,

B.	The terms and conditions of the order, and of any modification or cancellation thereof,

C.	The time of entry or cancellation,

D.	The price at which executed,

E.	The time of receipt of report of execution, and

F.	The name of the person who placed the order on behalf of the Investment Company (1940 Act Rule, 31a-1(b)(5) and (6)).

*2.	A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders. The record:

A.	Shall include the consideration given to:

(i)	The sale of shares of the Investment Company.

(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The Investment Company,

(b)	The Investment Management Company,

(c)	Yourself (i.e., the Money Manager), and

(d)	Any person other than the foregoing.

(iii)	Any other considerations other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.	Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

Portfolio Management Contract, February, 2006

Exhibit C

Records to be Maintained by the Money Manager

D.	The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (1940 Act, Rule 31a-1(b)(9)).

*3.	A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities (1940 Act, Rule 31a-1(b)(10)) and such other information as is appropriate to support the authorization.**

4.	Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record Money Manager’s transactions on behalf of the Investment Company (1940 Act, Rule 31a-1(f)).

*	Maintained as property of the Investment Company pursuant to 1940 Act Rule 31a-3(a).

**	Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or portfolio manager reviews.

Portfolio Management Contract, February, 2006

EXHIBIT D-1

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY

FEES FOR INVESTMENT MANAGEMENT SERVICES

[INSERT MONEY MANAGER’S NAME HERE]

IN RESPECT OF FRANK RUSSELL INVESTMENT COMPANY

[INSERT FUND NAME HERE]

For investment management services provided to the Fund Account under this Contract, Frank Russell Investment Management Company (“FRIMCo”) as a fiduciary for Investment Company, shall pay Money Manager a fee determined by multiplying the Average Total Net Assets by the Applicable Percentage as defined below. All fees shall be calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. Fees for individual accounts shall be determined by dividing the Average Account Net Assets by the Average Total Net Assets and multiplying by the fee calculated above.

___ b.p. on the first $__________

___ b.p. on the next $__________

___ b.p. on the next $__________

___ b.p. on the balance

    (expressed as annualized rates)

(Aggregated across Russell Investment Group)

For purposes of this Exhibit:

“Average Account Net Assets” for any quarter shall mean the average of the assets in the Fund Account as reported by the custodian for the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter.

“Average Total Net Assets” for any quarter shall mean the sum of the Average Account Net Assets and the average for the same quarter of all other assets in other accounts (calculated in the same manner as Average Account Net Assets) managed by Money Manager for the Frank Russell Group of Companies which use a substantially equivalent investment strategy to that employed by Money Manager for the Fund Account.

If the Money Manager manages such other accounts, as defined above, and the fee is based on the aggregate total value of those accounts, the Money Manager must include the value of each such other account on any investment management invoice.

“Frank Russell Group of Companies” shall mean FRIMCo and any affiliated company which controls, is controlled by or is under common control with FRIMCo.

Effective Date:                         , 2005

Portfolio Management Contract, February, 2006

EXHIBIT D-2

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY

FEES FOR INVESTMENT MANAGEMENT SERVICES

[INSERT MONEY MANAGER’S NAME HERE]

IN RESPECT OF RUSSELL INVESTMENT FUNDS

[INSERT FUND NAME HERE]

For investment management services provided to the Fund Account under this Contract, Frank Russell Investment Management Company (“FRIMCo”) as a fiduciary for Investment Company, shall pay Money Manager a fee determined by multiplying the Average Total Net Assets by the Applicable Percentage as defined below. All fees shall be calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. Fees for individual accounts shall be determined by dividing the Average Account Net Assets by the Average Total Net Assets and multiplying by the fee calculated above.

___ b.p. on the first $__________

___ b.p. on the next $__________

___ b.p. on the next $__________

___ b.p. on the balance

(expressed as annualized rates)

(Aggregated across Russell Investment Group)

For purposes of this Exhibit:

“Average Account Net Assets” for any quarter shall mean the average of the assets in the Fund Account as reported by the custodian for the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter.

“Average Total Net Assets” for any quarter shall mean the sum of the Average Account Net Assets and the average for the same quarter of all other assets in other accounts (calculated in the same manner as Average Account Net Assets) managed by Money Manager for the Frank Russell Group of Companies which use a substantially equivalent investment strategy to that employed by Money Manager for the Fund Account.

If the Money Manager manages such other accounts, as defined above, and the fee is based on the aggregate total value of those accounts, the Money Manager must include the value of each such other account on any investment management invoice.

“Frank Russell Group of Companies” shall mean FRIMCo and any affiliated company which controls, is controlled by or is under common control with FRIMCo.

Effective Date:                         , 2005

Portfolio Management Contract, February, 2006

EXHIBIT E

DESCRIPTION OF MONEY MANAGER’S NON-COMPETE AGREEMENT

Portfolio Management Contract, February, 2006

EXHIBIT F

AUTHORIZED PERSONS

Authorized Persons of FRIMCo:

(a)	Execution of Portfolio Management Contracts and Amendments:

Karl J. Ege, Secretary and General Counsel

Thomas F. Hanly, Chief Investment Officer

Traci A. Jones, Head of Portfolio Implementation

Gregory J. Lyons, Assistant Secretary

John P. Njuguna, Manager of Portfolio Implementation

Mary Beth Rhoden, Assistant Secretary

(b)	Amending Investment Guidelines to Portfolio Management Contracts:

Rachel L. Hansen, Portfolio Implementation Analyst

Traci A. Jones, Head of Portfolio Implementation

James L. Moore, Manager of Portfolio Implementation

John P. Njuguna, Manager of Portfolio Implementation

Jason Noack, Senior Portfolio Implementation Analyst

Matt Randolph, Portfolio Implementation Analyst

Authorized Persons of [Insert Money Manager’s Name Here]:

(a)	Execution of Portfolio Management Contracts and Amendments:

(b)	Acknowledgement of Receipt of Amended Investment Guidelines to Portfolio Management Contracts:

Portfolio Management Contract, February, 2006

EXHIBIT G

NOTICE INFORMATION

1.	FRIMCo

Attention:	General Counsel

Address:	909 “A” Street
Tacoma, WA 98402-5120
U.S.A.

Facsimile:	(253) 439-3284

2.	[INSERT MONEY MANAGER’S NAME HERE]

Attention:

Address:

Facsimile:

Portfolio Management Contract, February, 2006

EXHIBIT H

PROPRIETARY MATERIALS

Money Manager shall provide to FRIMCo the following Proprietary Materials as requested:

•	Photographs of Portfolio Manager(s)—please provide a professionally taken color (business) headshot in portrait format. This can be provided as a 5x7 print or 300ppi resolution (or higher) Mac or PC electronic file.

•	Background/Biographical—please include an approved three to four sentence description of your firm, as well as a 100 word or less biography of each portfolio manager that works on a Russell portfolio. Please make sure to identify the lead portfolio manager for each portfolio.

•	Logos (Trademarks)—please provide us with a 300ppi resolution (or higher) electronic Mac or PC file, preferably an .eps or in its original format—Adobe Photoshop, Freehand, or Illustrator. Include any footnote information and identity guidelines you would like included when we make use of your trademark.

Please send these materials along with the appropriate marketing contact information such as their name, email address and phone number to:

Ms. Roxanne Reilley

c/o Russell Design Group

Russell Investment Group

P.O. Box 1616

Tacoma, WA 98401-1616

U.S.A.

Email Address: rreilley@russell.com

Telephone:                    (253) 439-3055

G-30